Exhibit 10.8

Fiscal 2010 Variable Compensation Plan Scale for Named Executive Officers

First Half FY 2010 VCP Scale		Second Half FY 2010 VCP Scale
Pro Forma EBITDA %	Payout	Pro Forma EBITDA %	Payout
		12.5	0%
8.5	25%	13.5	50%
11.0	50%	14.5	100%
13.5	75%	15.5	150%
14.5	100%	16.5	200%
Revenue Threshold $210.2 million		Revenue Threshold $233.9 million